Exhibit 99.1

TUITION REIMBURSEMENT AGREEMENT

This Agreement, made and entered into as of October 25, 2007 by and between OfficeMax Incorporated (“OfficeMax”) and Phillip DePaul (“Associate”).

WITNESSETH:

WHEREAS, Associate requested that OfficeMax sponsor his enrollment in an MBA program; and

WHEREAS, OfficeMax has agreed to directly pay or reimburse Associate for his expenses incurred in connection with enrollment in the Notre Dame MBA program commencing in the 2007/2008 school year (the “Program”);

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

I.  PAYMENT /REIMBURSEMENT OF EXPENSES/TIME AWAY FROM WORK

In conjunction with Associates’ participation in the Program OfficeMax agrees to directly pay all tuition, fees, the cost of books, room, meals (but excluding travel and parking) and other expenses associated with the Program (“Program Costs”). To the extent Associate has paid any Program Costs prior to the date of execution of this Agreement, OfficeMax shall promptly reimburse Associate upon Associate’s request accompanied by customary supporting documentation. In addition, OfficeMax shall provide Associate time off work to attend classes and examinations during the Program and such time shall be considered working time for Your Time Off calculation purposes.

II.	REPAYMENT BY ASSOCIATE

Associate agrees that OfficeMax will not have any obligation to reimburse Associate for any expenses or pay any amounts in connection with the Program in the event Associate (a) voluntarily terminates his employment with OfficeMax, (b) fails to complete a course, (c) fails to achieve a grade of “passing” or above in a course, or (d) Associate’s employment with OfficeMax is involuntarily terminated for any reason other than due to a reduction in workforce, job elimination, reorganization (where OfficeMax does not offer Associate a similar position) or a Qualifying Termination/Qualifying Early Termination (as defined in the agreement by and between OfficeMax and Associate dated April 11, 2005).

Associate agrees to reimburse OfficeMax in accordance with the provisions of this paragraph for all amounts paid by OfficeMax in connection with Associate’s participation in the Program if at any time before Associate completes the Program, Associate’s employment with OfficeMax terminates due to a reason described in (a) or (d) in the preceding paragraph. In addition, unless OfficeMax requests in writing that Associate take a

Exhibit 99.1

leave from the Program and/or terminate his participation in the Program due to work related reasons, Associate will be required to reimburse OfficeMax for all such amounts if Associate terminates his participation in the Program or otherwise fails to successfully complete the Program on or before the Program’s originally scheduled completion date. If Associate’s employment with OfficeMax terminates due to a reason described in (a) or (d) above during the one year period immediately following the date of completion of the Program, Associate agrees to pay OfficeMax 100% of the expenses incurred by OfficeMax for Associate’s participation in the Program; if Associate’s employment with OfficeMax terminates due to a reason described in (a) or (d) above during the period from one to two years following the date of completion of the Program, Associate agrees to pay OfficeMax 66% of the expenses incurred by OfficeMax for Associate’s participation in the Program; and if Associate’s employment with OfficeMax terminates due to a reason described in (a) or (d) above during the period from two to three years following the date of completion of the Program, Associate agrees to pay OfficeMax 33% of the expenses incurred by OfficeMax for Associate’s participation in the Program.

Any amounts to be reimbursed by Associate under this Agreement as a result of Associate’s termination of employment shall be paid to OfficeMax within thirty (30) days of Associate’s last day of employment with OfficeMax. OfficeMax shall provide Associate with notice of the amount owing.

III.  CHANGE IN CONTROL

In the event a “Change in Control of the Company” occurs prior to full payment of Program Costs, OfficeMax agreed to pay Associate 50% of the unpaid Program Costs as of the date of Associate’s “Date of Termination”. For purposes of this provision, the capitalized terms used in this Section III shall have the same meaning as set forth in the letter agreement between OfficeMax and Associated dated April 11, 2005. All payments made by OfficeMax pursuant to this Section III shall be increased by an additional amount for state and federal income taxes (the “Gross-up Payment”). For purposes of determining the amount of the Gross-up Payment, Associate will be deemed to pay federal income tax at the highest marginal tax rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Associate’s residence at the time the income is attributed to Associate, net of the maximum reduction in federal income taxes which could be obtained from deduction of state and local taxes.

IV.	MISCELLANEOUS

This Agreement is not an employment contract or an agreement regarding continued employment. Nothing in this Agreement shall modify the at-will employment relationship between OfficeMax and Associate, nor does it create an employment contract between OfficeMax and Associate. Accordingly, either Associate or OfficeMax may terminate the employment relationship at any time for any reason.

The Agreement is personal to Associate and neither this Agreement nor any right of Associate herein shall be subject to voluntary or involuntary alienation, assignment, transfer or legal process. This Agreement shall be binding upon the successors and assigns of OfficeMax.

Exhibit 99.1

This Agreement shall be construed and governed in accordance with the laws of the State of Illinois. This Agreement may not be amended or modified except in a writing executed by both Associate and OfficeMax.

If any section or provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, in whole or in part, the remaining sections and provisions of this Agreement, or their remaining provisions, will continue with full force and effect, and Associate agrees that a court of competent jurisdiction will have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law, and Associate agrees to be bound by such reformation.

In the event OfficeMax is required to seek legal or other process to enforce any of its rights hereunder, Associate agrees to reimburse OfficeMax for all costs incurred in collection of such amounts, including without limitation, reasonable attorneys’ fees and costs, expenses and court costs in addition to any other amounts due. If Associate fails to make payment when due, Associate agrees to pay OfficeMax interest on the all amounts owing under this Agreement at 7% per annum until paid in full.

This Agreement supersedes and replaces all other understandings and agreements with respect to the subject hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first day hereinabove written.

OFFICEMAX INCORPORATED

By: /s/Matthew R. Broad	/s/Phillip DePaul
PHILLIP DEPAUL
Title: Executive Vice President
and General Counsel

Date: October 25, 2007	Date: October 25, 2007